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                                                                     Exhibit 4.6


                            STOCK OPTION AGREEMENT
                                     UNDER
                    BOZELL, JACOBS, KENYON & ECKHARDT, INC.
                               STOCK OPTION PLAN


     THIS AGREEMENT, made as of 31st day of December, 1996, by and between BOZELL, JACOBS, KENYON & ECKHARDT, INC.(the "Company") and the "Optionee").


                             W I T N E S S E T H :
                             ---------------------

     WHEREAS, the Optionee is an employee of the Company, and the Company desires to encourage Optionee's continued service as an employee and to afford Optionee the opportunity to enlarge Optionee's stock ownership in the Company so as to further Optionee's direct proprietary interest in the Company's success;

     NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein and in the Company's Stock Option Plan (the "Stock Option Plan"), a copy of which the Optionee acknowledges has been delivered to him previously, the Company hereby grants to the Optionee the right and option (the "Option") to purchase from the Company, at a price of $10.40 per share, up to, but not exceeding in the aggregate, 20,000 shares of the Company's Class B Common Stock, par value $.001 share (the "Stock"). Any share of Stock purchased pursuant to this Agreement shall be subject to the Stockholders' Agreement dated February 18, 1988, by and between the Company and certain of its stockholders, as amended from time to time, and any successor agreement (the "Stockholders' Agreement"), a copy of which the Optionee acknowledges has been delivered to him previously. The Optionee acknowledges that the Stockholders' Agreement provides that upon exercise of this Option, the Optionee shall, subject to the remaining provisions of the Stockholders' Agreement, be required to resell to the Company any shares of stock issued upon exercise of this Option. This Option shall not constitute an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.


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     2.  Option Exercise Period.  Subject to the terms and conditions set forth herein, the Optionee may exercise all or part of this Option (i) at any time or from time to time on or after the earliest of the following events: (a) March 31, 1998; (b) the death or termination of employment with the Company as a result of disability (as defined in the Employment Agreement between the Company and Optionee, as amended from time to time (the "Employment Agreement")) of the Optionee; (c) a Change of Control (as defined in the Stock Option Plan); (d) in the event that the Optionee ceases to be employed by the Company prior to the date that the Optionee ceases to be employed by the Company prior to the date that the Option becomes exercisable by reason of the Optionee having been terminated without "Cause" (as defined in the Employment Agreement), the date, if at all, that the Company notifies the Optionee in writing that the Optionee has breached in any material respect a Restrictive Covenant (as hereinafter defined) (without taking into account the reason why the Optionee is no longer so employed); or (e) the occurrence of such other events as the Company's Compensation Committee (the "Committee") may determine from time to time, but
(ii) in no event later than April 1, 2002.


     3.  Events Which Result In Early Termination of Option.

         a. If prior to the date that the Option becomes exercisable, either the Company shall terminate Optionee's employment with the Company for Cause or the Optionee terminates his employment with the Company in breach of the terms of his Employment Agreement, the Option shall immediately terminate.

         b. If on or after the date that the Option becomes exercisable the Optionee shall cease to be employed by the Company for Cause, the Option shall terminate thirty days thereafter. If the Optionee breaches in any material respect a Restrictive Covenant as provided in paragraph 2(i)(d) hereof, the Option shall terminate thirty days after the Company furnishes the Optionee with written notice of such breach.

         c. If the Optionee shall die or terminate employment with the Company for disability, the Option shall terminate on the first anniversary of the Optionee's date of death or termination of employment for disability, as applicable. If the Optionee shall die, the executor or administrator of the estate of the Optionee or the person or persons to whom the Option shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution (as established by proof which is reasonably satisfactory to the Committee) shall have the right, within one year from the date of the Optionee's death, to exercise the Option subject to any other limitation contained herein on the exercise of the Option in effect on the date of exercise.


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         d.  Subject to paragraph 3 b. hereof, if the Optionee shall breach in any material respect any restrictive covenant contained in the Employment Agreement pertaining to (i) solicitation of or rendering of services for or on behalf of any then past or present client of the Company or any of its subsidiaries, (ii) solicitation, inducement or hiring of any then past or present employees of the Company or any of its subsidiaries, (iii) otherwise engaging in the advertising, public relations, promotional, marketing, research or any related business, whether for or on behalf of another advertising or public relations agency, or of any product competitive with any product represented by the Company or any of its subsidiaries, or (iv) otherwise restricting the use of Optionee's name (the restrictive covenants referred to in (i) through (iv) being "Restrictive Covenants"), this Option shall immediately terminate thirty days after the Company furnishes Optionee with written notice of such breach provided that Optionee fails to cure said breach within said thirty day period.

         e. In no event shall the occurrence of any of the events specified in this paragraph 3 result in the extension of the Option exercise period beyond the date specified in clause (ii) of paragraph 2 hereof.

     4. Method of Exercising Option. The Optionee may exercise the Option only by delivering to the Company a written, signed notice stating the whole number of shares that the Optionee has elected to purchase at that time from the Company and by making full payment of the purchase price of the shares shall be made in cash, by certified or bank cashier's check payable to the order of the Company, by wire transfer of immediately available funds to an account of the Company designated by the Company, or by any other means acceptable to the Company.

     5. Issuance of Shares. As promptly as practical after receipt of such written notification and full payment of such purchase price as provided in paragraph 4 hereof, the Company shall issue or transfer to the Optionee the number of shares with respect to which the Option has been so exercised, and shall deliver to the Optionee a certificate or certificates therefor, registered in the Optionee's name. Notwithstanding the foregoing, in no event shall the Company be required to issue or transfer any shares hereunder (i) until counsel for the Company determines that the Company has complied with all applicable securities or other laws and/or all requirements of any national securities exchange on which the Stock may then be listed, (ii) unless the Optionee supplies the Company with all information and documentation reasonably required by counsel to the Company in order to assure the Company that such issuance would comply with all such laws and requirements and (iii) unless the Optionee reimburses the Company for any tax withholding required and


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supplies the Company with such information and data as the Company may deem necessary. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall take all reasonable steps necessary to issue and/or transfer such shares to Optionee and to comply with all applicable securities and other laws pertaining thereto (provided, however, that the Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended)).

     6. Non-Transferability. The Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during the Optionee's lifetime only by him. No assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in an assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer or purported assignment or transfer the Option shall terminate and become of no further effect.

     7. Rights as Stockholder. The Optionee or a transferee of the Option shall have no rights as a stockholder with respect to any share covered by the Option until he shall have become the holder of record of such share, and (except as provided in ARTICLE XI of the Plan) no adjustment shall be made or dividends or distributions or other rights in respect of such share for which the record date is prior to the date upon which he shall become the holder of record thereof.

     8. Employment Rights. Nothing contained herein shall confer on Optionee any right to continue in the employ of the Company or any subsidiary or, subject to the terms of the Employment Agreement, to interfere in any way with the right of the Company or any subsidiary to terminate the Optionee's employment at any time.

     9. Construction. The word "Company" when used herein with reference to employment shall include subsidiaries of the Company. Except as clearly required by the context, the masculine gender shall include the feminine and the singular shall include the plural. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, the word "Optionee" shall be deemed to include such person or persons.


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     10.  Notice.  Every notice or other communication relating to this
Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Optionee to the Company shall be mailed or delivered to the Company at its executive offices at 40 West 23rd Street, New York, New York, 10010, Attention: Chief Financial Officer, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed to him at the address shown below his signature to this Agreement.

     11. Governing Law. The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without reference to the conflicts of law provisions thereof, except insofar as they may require application of the corporation law of the State of Delaware.

     12. Execution. The Optionee shall execute this Agreement and return it to the Company within ten days after the mailing or delivery by the Company of this Agreement. If the Optionee shall fail to execute and return this Agreement within said ten day period, the Option shall automatically terminate.

     13. Stock Option Plan Amendments. To the extent that any of the provisions of this Agreement are contrary or inconsistent with the Stock Option Plan, by its execution and delivery of this Agreement, the Company hereby acknowledges and agrees that it has so amended the Stock Option Plan with respect to the Optionee. The Company shall not amend the Stock Option Plan in any way that adversely affects or diminishes Optionee's rights and privileges thereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        BOZELL, JACOBS, KENYON & ECKHARDT, INC.

                                        By:
                                            -----------------------------------
                                                Valentine J. Zammit
                                                Vice Chairman of the Board
                                                of Chief Financial Officer

Address of Optionee:


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